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                       AMENDMENT TO MANAGEMENT CONTRACT
                          DATED AS OF AUGUST 22, 2000


     In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, Morgan Grenfell Investment Trust, a Delaware business trust (the "Trust"), and Deutsche Asset Management Investment Services Limited (referred to in the Management Contract by its former name, Morgan Grenfell Investment Services Limited) agree to amend the Management Contract dated January 3, 1994, as amended April 25, 1994, April 1, 1995 and September 1, 1995, between the Trust, to terminate such Contract on behalf of Global Equity Fund, Pacific Basin Equity Fund, Japanese Small Cap Equity Fund and European Small Cap Equity Fund.

     The Trust and the Manager agree that this amendment shall be effective as of the date first set forth above.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers as of the date first set forth above.

ATTEST:                         MORGAN GRENFELL INVESTMENT TRUST


______________________          By:____________________________
Name:                           Name:
Title:                          Title:

ATTEST:                         DEUTSCHE ASSET MANAGEMENT
                                INVESTMENT SERVICES LIMITED


______________________          By:____________________________
Name:                           Name:
Title:                          Title: